Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2018

Salem, Indiana—February 6, 2019.  Mid-Southern Bancorp, Inc. (the "Company") (NASDAQ:  MSVB), the holding company for Mid-Southern Savings Bank, FSB (the "Bank"), announced the Company's operating results for the fourth quarter and year ended December 31, 2018. For the three months ended December 31, 2018, the Company reported net income of $520,000, or $0.15 per diluted share, compared to net income of $197,000, or $0.06 per diluted share, for the same period in 2017.  On July 11, 2018, the Company completed the "second-step" conversion of Mid-Southern, M.H.C. and the Company's related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol "MSVB." Accordingly, the reported results and financial information for the year ended December 31, 2017 relate solely to the Bank.

The Company reported net income of $1.4 million or $0.41 per diluted share for the year ended December 31, 2018, compared to $1.2 million or $0.34 per diluted share for the year ended December 31, 2017.

Net income for the three months and year ended December 31, 2018 benefited from the reduction in the federal corporate income tax rate from 35% to 21% in 2018 due to the enactment of the Tax Cuts and Jobs Act (the "Tax Act") in December 2017. Net income for the three months and year ended December 31, 2017 included a $295,000 charge due to the revaluation of deferred tax assets as a result of the Tax Act with no comparable charge in 2018. The increase in net income in the fourth quarter and year ended December 31, 2018 compared to same periods last year is primarily due to an increase in net interest income after provision for loan losses and decreased income tax expense offsetting an increase in non-interest expense.

Income Statement Review

Net interest income after provision for loan losses increased $114,000 for the quarter ended December 31, 2018 to $2.0 million as compared to $1.9 million for the quarter ended December 31, 2017. Total interest income increased $336,000, or 20.7%, when comparing the two periods, primarily due to an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased to $193.3 million for the quarter ended December 31, 2018 from $167.9 million for the quarter ended December 31, 2017.   Total interest expense increased $22,000 when comparing the two periods due to increases in the average balance and the cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.54% for the quarter ended December 31, 2018 from 0.49% for the quarter ended December 31, 2017.  The average balance of interest-bearing liabilities increased to $139.1 million from $134.4 million, between the periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.62% from 3.48% and the net interest margin increased to 3.77% from 3.57% for the quarters ended December 31, 2018 and 2017, respectively.

Net interest income after provision for loan losses increased $224,000 for the year ended December 31, 2018 compared to the same period in 2017.  Total interest income increased $798,000, or 12.3%, when comparing the two periods, due to an increase in both the average balance of and yield earned on interest-earning assets.  The average balance of interest-earning assets increased to $185.7 million for the year ended December 31, 2018 from $170.0 million for the year ended December 31, 2017. The average tax-equivalent yield on interest-earning assets increased to 3.99% for the year ended December 31, 2018 from 3.88% for 2017 primarily due to higher market interest rates.  Total interest expense increased $74,000 due to increases in both the average balance and the cost of interest-bearing liabilities.  The average cost of interest-bearing liabilities increased to 0.51% for the year ended December 31, 2018 from 0.48% for 2017.  The average balance of interest-bearing liabilities increased to $142.9 million for the year ended December 31, 2018 from $136.0 million for the year ended December 31, 2017. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.48% for the year ended December 31, 2018 from 3.40% for the year ended December 31, 2017. Net interest margin increased to 3.60% for the year ended December 31, 2018 from 3.50% for 2017.

Noninterest income decreased $31,000, or 12.6%, for the quarter ended December 31, 2018 as compared to the same period in 2017. There were no sales of available for sale securities during the fourth quarter of 2018 while the Bank recognized

Mid-Southern Bancorp, Inc.
February 6, 2019

$35,000 in gain on sale of available for sale securities during the fourth quarter of 2017.  The decrease in gain on sale of securities available for sale and an $8,000 decrease in deposit account service charges were partially offset by a $12,000 increase in ATM and debit card fee income when comparing the two periods.

Noninterest income decreased $44,000, or 5.0%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017.  There were no sales of available for sale securities during the year ended December 31, 2018 while the Bank recognized $39,000 in gain on sale of securities available for sale during the year ended December 31, 2017.  The decrease in gain on sale of securities available-for-sale and a $36,000 decrease in deposit account service charges were partially offset by a $32,000 increase in ATM and debit card fee income when comparing the years ended December 31, 2018 and 2017.

Noninterest expenses increased $165,000 for the quarter ended December 31, 2018 as compared to the same period in 2017.  Increases in data processing of $128,000 due primarily to $108,000 of contract termination expenses related to the Bank's core processing system conversion and in professional fees of $55,000 reflecting $33,000 of expense related to the establishment and administration of the Bank's ESOP were partially offset by decreases of $26,000 in compensation and benefits due to a decrease in non-elective contributions made to the Bank's 401(k) plan, $28,000 in occupancy and equipment expenses and $22,000 in impairment loss on land held for sale as compared to the same quarter last year.

Noninterest expenses increased $627,000 for the year ended December 31, 2018 as compared to the year ended December 31, 2017.  Compensation and benefits increased $326,000 due to normal salary adjustments, increased medical insurance premiums and an increase in the number of full-time equivalent employees. Data processing expense increased $196,000 reflecting higher transactions volume, increased managed information technology services expenses for maintaining security of servers and firewalls and contract termination costs related to the Bank's core processing system conversion. Professional fees increased $122,000 compared to last year due to expenses related to operating as a public company and establishment and administration of the Bank's ESOP and include directors' fees of $21,000. These increases were partially offset by decreases of $73,000 in occupancy and equipment expense due to decreases in maintenance, property taxes and depreciation, $13,000 in net loss on foreclosed real estate and $23,000 in impairment loss on land held for sale as compared to last year.

Income tax expense decreased $405,000 for the quarter ended December 31, 2018 as compared to the same period in 2017 resulting from a reduction in our effective tax rate due primarily to the enactment of the Tax Cuts and Jobs Act in December 2017. During the quarter ended December 31, 2017, the Company recorded a charge of $295,000 through its federal income tax provision relating to changes to the Company's net deferred tax asset valuation as a result of the Tax Act's reduction in the federal corporate income tax rate. Income tax expense for the year ended December 31, 2018 was $295,000 compared to $982,000 for the year ended December 31, 2017.

Balance Sheet Review

Total assets as of December 31, 2018 were $200.7 million compared to $176.7 million at December 31, 2017.  Cash and cash equivalents, investment securities and net loans receivable increased $5.2 million, $7.4 million and $11.4 million, respectively, which was partially offset by a $176,000 decrease in foreclosed real estate. The increase in net loans receivable was due primarily to an increase in commercial construction loans originated during the year ended December 31, 2018.  Cash and cash equivalents increased primarily from excess funds provided by maturities of available for sale securities and proceeds from the issuance of common stock.  Investment securities increased due primarily to the purchase of non-taxable municipal and mortgage-backed securities available for sale of $7.3 million and $9.9 million, respectively, which were partially offset by the maturity of a $1.0 million federal agency security available for sale and $8.4 million in principal payments on mortgage-backed securities available for sale. Total liabilities are comprised almost entirely of deposits, which decreased $784,000 during the year ended December 31, 2018.

Credit Quality

Non-performing loans were $1.3 million, or 1.0% of total loans, at December 31, 2018 compared to $1.9 million, or 1.6% of total loans at December 31, 2017.  At December 31, 2018, $250,000 or 19.3% of nonperforming loans were current on their loan payments. There was no foreclosed real estate owned at December 31, 2018 compared to $176,000 at December 31, 2017.

Based on management's analysis of the allowance for loan losses, the Company recognized recapture of the provision for loan losses of $200,000 and $400,000 for quarters ended December 31, 2018 and 2017, respectively.  The Company recognized net charge-offs of $60,000 for the quarter ended December 31, 2018 compared to net charge-offs of $33,000 for the same period in 2017. During the years ended December 31,  2018 and 2017, the Company recognized recapture of the

Mid-Southern Bancorp, Inc.
February 6, 2019

provision for loan losses of $200,000 and $700,000, respectively, which were attributable to the continued improvement in the credit quality of the loan portfolio and the successful management of problem loans resulting in lesser charge-offs than expected.  The Company recognized net loan charge offs of $20,000 for the year ended December 31, 2018 compared to net charge-offs of $80,000 for the year ended December 31, 2017.  The allowance for loan losses totaled $1.5 million, representing 1.2% of total loans at December 31, 2018 compared to $1.7 million and 1.5% of total loans at December 31, 2017.

Capital

At December 31, 2018, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect," "will," "may," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act on May 24, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
February 6, 2019

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
   (Dollars in thousands, except per share data)

	Years Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2018	2017	2018	2017

Total interest income	$7,276	$6,478	$1,962	$1,626
Total interest expense	729	655	187	165
Net interest income	6,547	5,823	1,775	1,461
Recapture of provision for loan losses	(200)	(700)	(200)	(400)
Net interest income after provision for loan losses	6,747	6,523	1,975	1,861
Total non-interest income	840	884	216	247
Total non-interest expense	5,879	5,252	1,572	1,407
Income before income taxes	1,708	2,155	619	701
Income tax expense	295	982	99	504
Net income	$1,413	$1,173	$520	$197

Net income per share attributable to common shareholders (1):
Basic	$0.41	$0.34	$0.15	$0.06
Diluted	$0.41	$0.34	$0.15	$0.06

Weighted average common shares outstanding (1):
Basic	3,409,615	3,446,535	3,363,494	3,446,682
Diluted	3,409,926	3,446,788	3,363,682	3,446,810

	December 31,	December 31,
BALANCE SHEET INFORMATION	2018	2017

Cash and cash equivalents	$12,700	$7,464
Investment securities	53,240	45,879
Loans, net	126,293	114,896
Interest-earning assets	193,631	169,589
Total assets	200,662	176,677
Deposits	151,108	151,893
Stockholders' equity	48,843	24,154
Non-performing assets:
Nonaccrual loans	1,297	1,878
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	176
Troubled debt restructurings on accrual status	1,831	1,875

Mid-Southern Bancorp, Inc.
February 6, 2019

OTHER FINANCIAL DATA

	Years Ended		Three Months Ended
	December 31,		December 31,
Performance ratios:	2018	2017	2018	2017

Cash dividends per share (1)	$0.02	$0.03	$0.02	$0.03
Return on average assets (annualized)	0.74%	0.67%	1.03%	0.45%
Return on average stockholders' equity (annualized)	4.51%	5.10%	4.77%	3.27%
Net interest margin	3.60%	3.50%	3.77%	3.57%
Interest rate spread	3.48%	3.40%	3.62%	3.48%
Efficiency ratio	79.6%	78.3%	79.0%	82.4%
Average interest-earning assets to average
interest-bearing liabilities	130.0%	125.1%	139.0%	124.9%
Average stockholders' equity to average assets	16.3%	13.1%	21.7%	13.6%

	December 31,	December 31,
Capital ratios:	2018	2017

Total risk-based capital (to risk-weighted assets)	31.9%	23.4%
Tier 1 core capital (to risk-weighted assets)	30.7%	22.1%
Common equity Tier 1 (to risk-weighted assets)	30.7%	22.1%
Tier 1 leverage (to average adjusted total assets)	18.0%	13.5%

	December 31,	December 31,
Asset quality ratios:	2018	2017

Allowance for loan losses as a percent of total loans	1.2%	1.5%
Allowance for loan losses as percent of non-performing loans	116.0%	91.7%
Net charge-offs to average outstanding loans during the period	-	0.1%
Non-performing loans as a percent of total loans	1.0%	1.6%
Non-performing assets as a percent of total assets	0.6%	1.2%

(1) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied in the second-step conversion (2.3462 to one).